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                                 Exhibit 99.2

FOR IMMEDIATE RELEASE
---------------------
Media Contact:             Media Contact:             Investor Contact:

[VERADO LOGO]
Kellee Johnson              Carla Shaw                  Greg Powell
Verado                      EarthLink                   Verado
(303) 874-2838              (404) 815-0770              (303) 874-2945
kellee.johnson@verado.com   shawcm@corp.earthlink.net   greg.powell@verado.com
-------------------------   -------------------------   ----------------------


                EarthLink Acquires FirstWorld Internet Services
                            Dial-up Subscriber Base

  Sale is Another Major Step in Verado's Strategy to Focus on Core Business of Providing Managed Services for its Data Center Customers


DENVER, Colo., and ATLANTA, Ga. (April 18, 2001) - Verado (NASDAQ: VRDO) today announced the sale of its FirstWorld Internet Services dial-up subscriber base to EarthLink (NASDAQ: ELNK), a leading national Internet Service Provider. Neither company released the terms of the sale.

Verado's FirstWorld Internet Services dial-up subscriber base grew substantially during the past two years. The subscriber base is located primarily in Colorado, California, Oregon, Washington and Texas. Denver-based Daniels & Associates acted as an advisor to Verado regarding this transaction.

The acquisition follows Verado's announcement two weeks ago of the termination of its contracts with the City of Anaheim. The agreement with the City of Anaheim eliminates the operating losses, cash outflow and certain long-term debt obligations of the Company's subsidiary, FirstWorld Anaheim.

The EarthLink deal represents another significant step in Verado's strategy to divest its non-core business assets and continue to position itself as a leader in the Web hosting and managed services industry. Verado operates nine data centers across the Western United States. According to a March 2001 Yankee Group report, the U.S. Web hosting market, which includes connectivity, colocation, and managed services, is predicted to grow from $4.3 billion during 2000 to $36 billion by 2005.

About EarthLink
---------------

The #1 Provider of the Real Internet(TM), EarthLink brings the magic of the Internet to 4.7 million subscribers every day. Headquartered in Atlanta, EarthLink provides a full range of innovative access, hosting and e-commerce solutions to thousands of communities through over 6,500 dial-up points of presence, and broadband and wireless technologies. EarthLink is committed to doing an exceptional job of pleasing its subscribers, shareholders and the community by following the company's Core Values and Beliefs [http://www.EarthLink.net/about/mission.html]. Information about EarthLink services is available by calling 800-395-8425 and through EarthLink's Web site at www.earthlink.net.
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About Verado
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Verado Holdings, Inc., headquartered in Denver, Colorado, is a provider of outsourced data center and managed service solutions for businesses. Verado's state-of-the-art data centers host, monitor and maintain mission-critical Web sites, e-commerce platforms and business applications. Verado currently operates data centers in Denver, Dallas, Houston, Portland, Santa Clara, Irvine, San Diego, Glendale and Salt Lake City. The data centers comprise approximately 245,000 square feet of space. For more information, visit Verado's Web site at www.verado.com.
--------------

Statements included in this press release that are not historical in nature are "forward-looking statements." For example, without limitation, projections regarding successful divestitures, business opportunities and competitive


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market position; are forward looking. Actual events or results may differ materially and are subject to risks and uncertainties, including our ability to successfully sell, grow and maintain demand for our products. There can be no assurance that we will be able to successfully realize our expectations, and the occurrence of one or more of these risks, or the failure to achieve one or more of these forward looking objectives, may cause the prevailing value of any publicly traded debt and equity securities to decrease. The companies have no obligation to update forward-looking statements. Readers are encouraged to refer to Verado's reports from time to time filed with the Securities and Exchange Commission for a further discussion of Verado's business and risk factors that may affect operating and financial results and forward looking statements.


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